Exhibit 10.1

March 18, 2022 Histogen, Inc. 10655 Sorrento Valley Road, Ste 200 San Diego, CA 92121 Attn: President	Allergan Sales, LLC Allergan, Inc. 5 Giralda Farms Madison, NJ 07940 www.allergan.com

Re:

The Amended and Restated License Agreement entered into as of December 16, 2013, as amended by the July 2017, October 2017, January 2019, and January 2020 Amendments (collectively, the "License Agreement"), by and between Histogen, Inc. ("Histogen"), and Allergan Sales, LLC, ("Allergan")

To Whom It May Concern:

This letter sets forth certain understandings and agreements between Histogen and Allergan with respect to the License Agreement.

Subject to the execution of this letter by both Histogen and Allergan, Allergan shall make a one-time payment equal to three million seven hundred fifty thousand dollars ($3,750,000) less any applicable withholding taxes (the "Final Payment'') to Histogen on or before March 31, 2022.

Histogen agrees that the Final Payment represents a full and final satisfaction of all money due to Histogen pursuant to the License Agreement, and, except with respect to the Final Payment, Histogen hereby releases Allergan from any and all outstanding payment obligations under the License Agreement. In partial consideration for the Final Payment as set forth in this letter, Histogen agrees that Allergan shall have no further obligations to Histogen under the License Agreement with respect to Sections 4.4, 4.5, 7.1, and 7.2 thereof. Histogen further agrees that through its acceptance of the Final Payment, it waives all of its rights pursuant to Sections 5.3, 6.4, and 10.6.3 of the License Agreement. Allergan agrees that Histogen shall have no further obligations pursuant to Section 8 of the License Agreement Amendment dated January 17, 2020. Notwithstanding any of the foregoing, Histogen agrees that Allergan shall retain its license rights granted pursuant Sections 2.1.1 and 2.2 of the License Agreement.

Histogen represents and warrants that it is not aware of any breach of the License Agreement by Allergan or its Affiliates prior to the date of this letter and has no unasserted claims or causes of action related to damages, losses, costs, expenses, or controversies of any nature whatsoever, known or unknown, against Allergan or its Affiliates, including any misrepresentations or breaches of warranties under Section 11.3 of the License Agreement.

If you agree to the terms set forth in this letter, please countersign it below and return a copy to AbbVie. Nothing in this letter will be binding upon either of the Parties until it is signed by each of the Parties. Except as explicitly set forth herein, the License Agreement continues in full force and effect without amendment. Capitalized terms used in this letter but not defined herein have the meanings provided in the Agreement.

Exhibit 10.1

If you have any questions regarding this letter, please contact                         at                                     or via email at                                           .

FOR AND ON BEHALF OF ALLERGAN SALES LLC: /s/ Anna C. Maroney, Ph.D. Name: Anna C. Maroney, Ph.D. Date: 3/15/2022 Title: VP, Alliance Management	FOR AND ON BEHALF OF HISTOGEN, INC.: /s/ Steven J. Mento, Ph.D. Name: Steven J. Mento, Ph.D. Date: March 18, 2022 Title: Executive Chairman and Interim CEO

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